                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9 )*

                              VIRTUALFUND.COM, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   517919 10 6
                                 --------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing persons: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))

                                                               Page 1 of 4 Pages
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- -----------------------                                  ---------------------
  CUSIP NO. 517919 10 6             13G                    PAGE 2 OF 4 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Melvin L. Masters

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            721,953

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,828,572
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             721,953

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,828,572
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,550,525
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.3%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN.

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                               Page 3 of 4 Pages


Item 1(a):  Name of Issuer

            VIRTUALFUND.COM, INC.

Item 1(b):  Address of Issuer's Principal Executive Offices

            7090 Shady Oak Road
            Eden Prairie, MN 55344

Item 2(a):  Name of Person Filing

            Melvin L. Masters

Item 2(b):  Address of Principal Business Office

            7090 Shady Oak Road
            Eden Prairie, MN 55344

Item 2(c):  Citizenship

            United States

Item 2(d):  Title of Class of Securities

            COMMON STOCK

Item 2(e):  CUSIP Number

            517919  10  6

Item 3: If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether person filing is a:

            Not Applicable

Item 4:     Ownership

       (a)  Amount Beneficially owned          2,550,525
       (b)  Percent of class                           12.3%
       (c)  Number of shares such person has:

               (i)    Sole voting power         721,953
               (ii)   Shared voting power     1,828,572
               (iii)  Sole power to dispose or direct       721,953
               (iv)   Shared power to dispose or direct     1,828,572

                                                               Page 4 of 4 Pages



Item 5:     Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6:     Ownership of more than Five Percent on behalf of Another Person

            Not Applicable

Item 7: Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company

            Not Applicable

Item 8:     Identification and Classification of Members of the Group

            Not Applicable

Item 9:     Notice of Dissolution of Group

            Not Applicable

Item 10:    Certification

            Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       November 12, 1999



(signature)


Melvin L. Masters
- -----------------------------
(name printed/title)